Exhibit 99.1
For release at 6:30 a.m.
Company Contacts:
Robert F. Doman, President & CEO — 978.909.2216
Investor Relations Contact:
Chad Rubin, The Trout Group LLC — 646.378.2947
Media Contact:
Dayna Hochstein, Spectrum — 202.955.6222
DUSA Pharmaceuticals Reports
U.S. Patent Office Upholds Key Photodynamic Therapy Patent
All Claims Upheld at Conclusion of Successful Reexamination Process
WILMINGTON, Mass. — June 24, 2010 — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA), a dermatology company that is developing and marketing Levulan® Photodynamic Therapy (PDT), today announced that the United States Patent and Trademark Office (USPTO) has completed its re-examination of US Patent No. 5,079,262, “Method of detection and treatment of malignant and non-malignant lesions utilizing 5-aminolevulinic acid.” In its latest communication, the USPTO issued a Notice of Intent to Issue Ex Parte Re-examination Certificate which affirms the patent’s original seven claims and adds eight claims. This patent covers the use of aminolevulinic acid, the active ingredient in DUSA’s Levulan® Kerastick®, for the treatment of actinic keratoses with light. This patent will expire on September 30, 2013. Additional patents cover DUSA’s Levulan® Kerastick® formulation of aminolevulinic acid HCl in conjunction with its proprietary blue light technology until June 2019.
Robert F. Doman, DUSA’s President and CEO, said, “We are pleased that the Patent Office has confirmed the validity of one of our key Levulan PDT patents. DUSA placed this patent into reexamination at the patent office as part of our ongoing strategy to proactively strengthen the patent portfolio covering our Levulan® PDT technology.” Mr. Doman continued, “The successful affirmation of our existing patent claims and the addition of eight new claims, along with the recent issuance of US Patent No. 7,723,910 further validates our intellectual property protection strategy for Levulan® PDT.”

About Actinic Keratoses (AKs)
AKs are rough-textured, dry, scaly patches on the skin caused by excessive exposure to ultraviolet light, such as sunlight. They occur most frequently on sun exposed areas such as the face, scalp, ears, neck, hands and arms. They form on the outermost layer of skin and they can range in color from skin toned to reddish brown. They can also range in size from as small as a pinhead to larger than a quarter. AKs are the most frequently diagnosed skin disease by U.S. dermatologists with over 5M treatment visits per year.
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® PDT technology platform, and other dermatology products. Levulan® Kerastick® for topical solution plus DUSA’s BLU-U® blue light photodynamic therapy illuminator is currently approved for the treatment of minimally to moderately thick actinic keratoses (AKs) of the face or scalp. DUSA is researching the use of Levulan® PDT for the treatment of AKs and the prevention of AKs and squamous cell carcinomas in immunosuppressed solid organ transplant recipients and is supporting research related to oral leukoplakia in collaboration with the National Institutes of Health (NIH). DUSA also markets other dermatology products, including ClindaReach®. DUSA is based in Wilmington, Mass. Please visit our website at www.dusapharma.com.
Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that represent our current expectations and beliefs concerning future events, and involve certain known and unknown risk and uncertainties. These forward-looking statements relate to the expiration date of the patent. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, actions by regulatory authorities, the status of our patent portfolio, action of third parties, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2009.
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